UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2018

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Wednesday, May 9, 2018 at 10:00 a.m., Eastern Time, at the company’s office located at 2601 Port Covington Drive, Baltimore, Maryland 21230 to consider and vote on the following matters:

1.	To elect nine directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, our executive compensation; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the nine nominees listed in the accompanying proxy statement to the Board of Directors, “FOR” the approval of our executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only holders of record of Class A Common Stock or Class B Common Stock as of the close of business on February 23, 2018 are entitled to notice of, or to vote at, the Annual Meeting and any adjournment or postponement thereof. Holders of Class C Common Stock have no voting power as to any items of business that may properly be brought before the Annual Meeting. In accordance with our Bylaws, for ten days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 2601 Port Covington Drive, Baltimore, Maryland 21230. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of the February 23, 2018 record date, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

John Stanton
General Counsel and Secretary

Baltimore, Maryland

March 28, 2018

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May  9, 2018

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Wednesday, May 9, 2018, at 10:00 a.m., Eastern Time, at the company’s office located at 2601 Port Covington Drive, Baltimore, Maryland 21230. We expect to first send or give to stockholders this Proxy Statement, together with our 2017 Annual Report to Stockholders, on approximately March 29, 2018.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230. In this Proxy Statement we refer to Under Armour, Inc. as Under Armour, we, us, our or the company.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our holders of Class A Common Stock and Class B Common Stock. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2017 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on May 9, 2018

Our Proxy Statement and 2017 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on February 23, 2018, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 185,651,147 shares of Class A Stock and 34,450,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock entitles the holder to cast one vote on each matter to be considered at the Annual Meeting and each share of Class B Stock entitles the holder to cast ten votes on each matter to be considered at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors. Holders of our Class C Common Stock, which we refer to as Class C Stock, have no voting power as to any items of business that will be voted on at the Annual Meeting.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Holders of Class A Stock and Class B Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the nine nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

Holders of our Class A Stock and Class B Stock as of the Record Date may vote their shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Annual Meeting

Holders of our Class A Stock, Class B Stock and Class C Stock may attend the Annual Meeting in person, although holders of Class C Stock will not be entitled to vote on any matter to be considered at the Annual Meeting. If you are the record holder of your shares, you will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at http://investor.underarmour.com/annual-proxy.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 2601 Port Covington Drive, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with NYSE rules that govern banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the advisory approval of our executive compensation are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from the beneficial owner) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast on the matter. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of shares of our common stock by:

•	each current director and nominee for director;

•	our Chief Executive Officer and the other executive officers named in the 2017 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of Class A Stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 23, 2018, the Record Date for the Annual Meeting of Stockholders. No shares in this table held by our directors or executive officers are pledged as security. The table below does not include restricted stock unit, or RSU, awards with shares issuable more than 60 days from February 23, 2018 or stock options exercisable more than 60 days from February 23, 2018. With respect to our 5% stockholders, the table below does not present their ownership of our Class C Stock due to its non-voting status.

	Class A and Class B Stock		Class C Stock
Beneficial Owner	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding(2)	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding	Percentage of Voting Power(3)
Kevin A. Plank (4)(5)	34,705,356	15.8%	33,955,065	15.2%	65.0%
George W. Bodenheimer (6)	3,000	*	3,021	*	*
Douglas E. Coltharp (6)(7)	100,757	*	101,282	*	*
Jerri L. DeVard (6)	1,200	*	0	*	*
Karen W. Katz (6)(8)	2,000	*	2,014	*	*
A.B. Krongard (6)(9)	70,948	*	71,449	*	*
William R. McDermott (6)(9)	20,808	*	20,954	*	*
Eric T. Olson (6)	0	*	0	*	*
Harvey L. Sanders (6)(10)	192,757	*	193,937	*	*
David Bergman (11)	25,970	*	42,906	*	*
Paul Fipps (12)	12,737	*	38,746	*	*
Patrik Frisk (13)	0	*	138	*	*
Karl-Heinz Maurath (14)	21,908	*	41,538	*	*
Lawrence Molloy (15)	0	*	0	*	*
All Executive Officers and Directors as a Group (6)(16)	35,258,996	16.0%	34,667,834	15.5%	65.1%
5% Stockholders
Baillie Gifford & Co (17)	22,434,793	10.2%			4.2%
BlackRock, Inc. (18)	11,568,717	5.3%			2.2%
The Vanguard Group (19)	18,384,824	8.4%			3.5%

*	Less than 1% of the shares.
(1)	Includes any stock options exercisable within 60 days of February 23, 2018 or shares issuable within 60 days of February 23, 2018 upon the vesting of RSUs.

(2)	The percentage of outstanding figure takes into account the 34,450,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than one percent, all executive officers and directors as a group, less than one percent, Baillie Gifford & Co., 12.1%, BlackRock, Inc., 6.2% and The Vanguard Group, 9.9%.
(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting power reflects the combined effects of both Class A Stock and Class B Stock. Our Class C Stock is non-voting.
(4)	Includes 16,991 shares of Class A Stock directly owned by Mr. Plank, 164,617 shares beneficially owned, and 73,748 stock options for Class A Stock that are currently exercisable. In addition, Mr. Plank beneficially owns 34,450,000 shares of Class B Stock indirectly, and has sole voting and investment power over 32,646,600 of these shares. With respect to the remaining 1,803,400 of these shares of Class B Stock, the shares are held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel, a former director of the company, as the manager of these two limited liability companies. The manager has voting control over the shares held by these companies and shares investment control with Mr. Plank. Because the 34,450,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 34,450,000 shares of Class A Stock into which the Class B Stock may be converted.
(5)	Includes 16,738 shares of Class C Stock directly owned by Mr. Plank, as well as 135,470 stock options for Class C Stock that are currently exercisable. In addition, Mr. Plank beneficially owns an additional 33,802,857 shares of Class C Stock, and shares investment power, as detailed in Note (4) above, with Mr. Sippel over 1,765,845 of these shares.
(6)	Does not include deferred stock units, or DSUs, for shares of either Class A Stock or Class C Stock, or RSUs for shares of Class C Stock held by non-management directors. The RSUs will be converted into Class C DSUs on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock or Class C Stock, as applicable, on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	Class A DSUs	Class C DSUs	Class C RSUs
George W. Bodenheimer	5,390	14,742	8,413
Douglas E. Coltharp	54,820	65,126	8,413
Jerri L. DeVard	0	2,897	14,021
Karen W. Katz	5,121	14,471	8,413
A.B. Krongard	66,157	79,305	8,413
William R. McDermott	59,657	70,235	8,413
Eric T. Olson	13,758	23,170	8,413
Harvey L. Sanders	61,426	72,227	8,413

(7)	Includes 12,513 shares of Class A Stock owned by Mr. Coltharp individually, 75,000 shares owned by his wife and 1,000 shares held by two Uniform Transfer to Minors Act accounts and 12,414 shares of Class C Stock owned by Mr. Coltharp individually, 75,532 shares owned by his wife and 1,006 shares held by two Uniform Transfer to Minors Act accounts. Also includes 12,244 stock options for Class A Stock and 12,330 stock options for Class C Stock that are currently exercisable.
(8)	Shares of Class A Stock and Class C Stock are held in trust.

(9)	Includes 20,808 stock options for Class A Stock that are currently exercisable and 20,954 stock options for Class C Stock that are currently exercisable.
(10)	Includes 12,244 stock options for Class A Stock and 12,330 stock options for Class C Stock that are currently exercisable.
(11)	Does not include RSUs for 1,372 shares of Class A Stock or RSUs for 128,639 shares of Class C Stock.
(12)	Does not include RSUs for 2,194 shares of Class A Stock, or RSUs for 301,319 shares of Class C Stock.
(13)	Does not include RSUs for 652,526 shares of Class C Stock.
(14)	Does not include RSUs for 3,658 shares of Class A Stock or RSUs for 89,443 shares of Class C Stock. Mr. Maurath is retiring from our company effective March 31, 2018.
(15)	Mr. Molloy resigned from the company effective on March 3, 2017.
(16)	Includes shares shown as beneficially owned by the directors and executive officers as a group (18 persons). Does not include RSUs for 25,386 shares of Class A Stock and RSUs for 1,930,908 shares of Class C Stock. Does not include any shares beneficially owned by Mr. Molloy, who left the Company in March 2017.
(17)	According to their report on Schedule 13G, as of December 31, 2017, Baillie Gifford & Co., or Baillie Gifford, and certain affiliates of Baillie Gifford, were deemed to beneficially own in the aggregate 22,434,793 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 12,009,478 shares and no power to vote 10,425,315 shares, and sole power to dispose of all of these shares. The principal business address of Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland UK.
(18)	According to their report on Schedule 13G, as of December 31, 2017, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 11,568,717 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 9,957,780 shares and no power to vote 1,610,937 shares, and sole power to dispose of all of these shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(19)	According to their report on Schedule 13G, as of December 31, 2017, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 18,384,824 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 256,637 shares, shared power to vote 28,132 and no power to vote 18,100,055 shares and sole power to dispose of 18,101,304 shares and shared power to dispose of 283,520 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees for Election at the Annual Meeting

There are nine nominees for election to the Board of Directors at the Annual Meeting. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Related Matters—Identifying and Evaluating Director Candidates” below.

Nine directors will be elected at the 2018 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Director since our founding Age: 45

Kevin A. Plank

Chairman of the Board and Chief Executive Officer of Under Armour, Inc.

Kevin A. Plank is the founder of Under Armour and has served as our Chairman of the Board of Directors and Chief Executive Officer since 1996. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc. and is a member of the Board of Trustees of the University of Maryland College Park Foundation.

As our founder, leader and controlling stockholder since our inception in 1996 and as the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Director since August 2014 Age: 59 Independent

George W. Bodenheimer

Former President of ESPN, Inc. and ABC Sports

Mr. Bodenheimer served as Executive Chairman of ESPN, Inc., a multimedia, multinational sports entertainment company from January 2012 to June 2014, and served as Acting Chairman of ESPN from December 2017 to March 2018. Prior thereto, he served as Co-Chairman of Disney Media Networks from April 2004 to January 2012, President of ABC Sports from March 2003 to January 2012 and President of ESPN from November 1998 to January 2012. With ESPN since 1981, Mr. Bodenheimer served in a variety of senior sales and marketing positions prior to his appointment as President. He currently serves as a consultant for ESPN. Mr. Bodenheimer serves on the Board of Directors of Sirius XM Holdings, Inc. and is a member of its compensation committee.

Mr. Bodenheimer’s qualifications to serve on our Board include his past leadership experience in building and leading a global sports media brand during his time at ESPN.

Director since December 2004 Age: 56 Independent

Douglas E. Coltharp

Executive Vice President and Chief Financial Officer, Encompass Health Corporation

Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of Encompass Health Corporation (formerly HealthSouth Corporation). Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, Encompass Health Corporation.

Director since 2017 Age: 59 Independent

Jerri L. DeVard

Executive Vice President, Chief Customer Officer of Office Depot, Inc.

Ms. DeVard has served as Executive Vice President, Chief Customer Officer of Office Depot, Inc. since January 2018, leading their eCommerce, Customer Service, Marketing and Communications functions and as Executive Vice President and Chief Marketing Officer from September 2017 to December 2017. Prior thereto, Ms. DeVard served as Senior Vice President and Chief Marketing Officer of The ADT Corporation, a leading provider of home and business security services, from March 2014 through May 2016. From July 2012 to March 2014, she was Principal of DeVard Marketing Group, a firm specializing in advertising, branding, communications and traditional/digital/multicultural marketing strategies, and prior thereto served as Executive Vice President of Marketing for Nokia. Ms. DeVard served in a number of senior marketing roles throughout her career, including as Senior Vice President of Marketing and Senior Vice President, Marketing Communications and Brand Management of Verizon Communications, Inc., Chief Marketing Officer of the e-Consumer business at Citibank N.A. and other senior marketing positions at Revlon Inc., Harrah’s Entertainment, the NFL’s Minnesota Vikings and the Pillsbury Company. Ms. DeVard currently serves on the Board of Directors of Cars.com and is a member of its compensation and nominating and governance committees.

Ms. DeVard’s qualifications to serve on our Board include her broad-based and significant marketing experience and leadership with a number of large global brands.

Director since October 2014 Age: 61 Independent

Karen W. Katz

Former President and Chief Executive Officer, Neiman Marcus Group LTD LLC

Ms. Katz served as President and CEO of Neiman Marcus Group LTD LLC from 2010 to February 2018. Neiman Marcus Group is an international multi-brand omni-channel retailer whose portfolio of brands includes Neiman Marcus, Bergdorf Goodman and MyTheresa. Having joined Neiman Marcus in 1985, Ms. Katz served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores. Ms. Katz serves on the Board of Directors of Neiman Marcus Group LTD LLC.

Ms. Katz qualifications to serve on our Board include her leadership experience in the consumer retail sector with Neiman Marcus Group, including as President and Chief Executive Officer.

Director since July 2005 Age: 81 Independent Lead Director

A.B. Krongard

Former Chief Executive Officer and Chairman, Alex.Brown, Incorporated

Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 1998 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc. and is a member of its compensation committee and Chairman of its nominating and corporate governance committee, and on the Board of Directors of Apollo Global Management and is a member of its audit committee.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

Director since August 2005 Age: 56 Independent

William R. McDermott

Chief Executive Officer and Executive Board Member, SAP SE

Mr. McDermott has served as Chief Executive Officer of SAP SE since May 2014 and Executive Board Member of SAP SE since 2010. Mr. McDermott served as Co-Chief Executive Officer of SAP SE from February 2010 to May 2014 and prior thereto as President of Global Field Operations and Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott serves on the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation and Chairman of its nominating and corporate governance committees. Mr. McDermott also serves on the Board of Directors of SecureWorks Corp., a provider of intelligence-driven information security solutions, and as a member of its compensation and Chairman of its nominating and corporate governance committees.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP SE, as Chief Executive Officer and Executive Board Member.

Director since July 2012 Age: 66 Independent

Eric T. Olson

Admiral U.S. Navy (Retired) and former Commander, U.S. Special Operations Command

Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson is now an independent national security consultant who supports a wide range of private and public sector organizations. Admiral Olson serves on the Board of Directors of Iridium Communications, Inc. and is a member of its nominating and corporate governance committee and also serves as a Director of the non-profit Special Operations Warrior Foundation.

Admiral Olson’s qualifications to serve on our Board include his past leadership experience as Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.

Director since November 2004 Age: 68 Independent

Harvey L. Sanders

Former Chief Executive Officer and Chairman, Nautica Enterprises, Inc.

Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the enCourageKids Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

The election of each director requires a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors has nine directors, eight of which (approximately 89%) are independent non-management directors.

Kevin Plank currently serves as Chief Executive Officer and Chairman of the Board for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 16% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our Board and the management of our business.

Lead Director

To further strengthen our corporate governance structure and provide independent oversight of our company, the Board has appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 2601 Port Covington Drive, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investors-Governance.”

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All of our directors attended our 2017 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investors-Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices. Our full Board periodically reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines to further align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines provide that executive officers should own company stock with a value at least equal to ten times annual base salary for the Chief Executive Officer, three times annual base salary for Executive Vice Presidents and one time annual base salary for all other executive officers. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years of their hire or promotion to executive officer and non-management directors within three years of joining our Board. The company’s stock ownership guidelines can be found on our website at www.uabiz.com, under “Investors-Governance.”

All executive officers and non-management directors are in compliance with the guidelines with the exception of persons new to their roles within the last few years, with the exception of Karl-Heinz Maurath. Mr. Maurath has announced his retirement from our company, effective March 31, 2018. We anticipate our remaining executive officers and non-management directors will be in compliance with the guidelines within the required time frame.

Kevin Plank, the company’s Chief Executive Officer and Chairman of the Board, and our founder, currently has a base salary of $26,000, which was his approximate salary when he founded the company. He owns 181,608 shares of Class A stock, 34,450,000 shares of Class B Stock and 33,819,595 shares of Class C Stock, valued at more than $1.1 billion as of the February 23, 2018 Record Date for the Annual Meeting of Stockholders, far above the multiple of ten times salary minimum ownership requirement, even assuming a significantly higher salary amount more typical for a Chief Executive Officer at a company of our size.

Independence of Directors

The Board has determined that all non-management directors who were elected to our Board at our 2017 Annual Stockholders Meeting were independent, and has further determined that the following eight directors standing for election at our 2018 Annual Stockholders Meeting are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: George W. Bodenheimer, Douglas E. Coltharp, Jerri L. DeVard, Karen W. Katz, A.B. Krongard, William R. McDermott, Eric T. Olson and Harvey L. Sanders.

When determining the independence of the directors under NYSE standards, the Board considered certain company relationships. Mr. McDermott is the Chief Executive Officer and Executive Board member of SAP SE. The company has standard industry license agreements for SAP software and uses SAP for related support services. In 2015, the company also entered into an agreement with SAP to engage SAP to assist in an ongoing initiative that includes the implementation of SAP’s Fashion Management software and enhancements to global business processes to help support the company’s growth. In 2017, between these two arrangements, we paid approximately $10.2 million to SAP, or less than one-tenth of one percent of SAP’s 2017 worldwide revenues of approximately

€23.5 billion. The Board has determined that this relationship is not a material relationship and has no impact on Mr. McDermott’s independence. Kevin Plank is not independent because he is our Chairman of the Board and Chief Executive Officer.

Our charter includes additional factors for the Board to consider when determining whether a director will be “independent” under the NYSE standards. Specifically, the Board must consider whether any of the independent directors have any material financial or service relationship with Mr. Plank or any of his family members. The Board has considered these factors and determined that none of the independent directors have any such relationships. A copy of our charter that includes these requirements is available through our website at www.uabiz.com, under “Investors-Governance”.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2017, there were ten meetings of the Board. In 2017, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has the following four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Finance and Capital Planning Committee. The table below provides current membership and meeting information for 2017 for each of these committees.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee	Finance and Capital Planning Committee
George W. Bodenheimer		X
Douglas E. Coltharp	X			Chair
Jerri L. DeVard		X
Karen W. Katz	X		X	X
A.B. Krongard	Chair
William R. McDermott			Chair
Eric T. Olson			X
Harvey L. Sanders		Chair
Total Meetings in 2017	9	8	5	4

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.uabiz.com, under “Investors-Governance.” The Board has determined that each member of the Audit, Compensation and Governance committees is independent as required under NYSE listing standards and our charter. Each member of our Finance and Capital Planning committee is also independent.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and the chief audit executive, who report directly to the committee. The Audit Committee Report for 2017 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent, financially literate and qualify as “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock units and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers.

Pursuant to its charter, the Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In 2017, the committee engaged the services of an independent compensation consultant, Willis Towers Watson, or WTW, to provide executive compensation consulting services to the committee. This independent consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the independent consultant collaborates with management to obtain data, provide background on compensation programs and practices, and clarify pertinent information. The committee obtained from the independent consultant competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and WTW’s published industry survey data. The committee generally has not relied on the independent consultant to determine or recommend the amount or form of executive compensation.

Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2017 is included under the “Compensation Committee Report” section of this Proxy Statement.

In early 2018, the Compensation Committee reviewed, with the assistance of management, the risks of our compensation policies and practices. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters. The committee also periodically reviews succession planning for our Chief Executive Officer and other senior executive positions.

Finance and Capital Planning Committee

Mr. Coltharp serves as the chairman of the Finance and Capital Planning Committee. This committee assists our Board in overseeing the financial and capital investment policies, planning and activities of the company.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE. The committee also considers each candidate’s skills, knowledge and experience relative to what skills and experiences can best contribute to the effective operation of the Board, particularly in light of the evolving needs and long-term strategy of our company. We believe each Board member contributes a wide range of skills, knowledge and experience as illustrated in their individual biographies. For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement.

The Board has not established term limits for directors because of the concern that term limits may deprive the company and its shareholders of the contribution of directors who have been able to develop valuable insights into the company and its operations over time. The tenure of our directors ranges from one to fourteen years. We have added three new independent directors since mid-2014, with our two longest serving Board members retiring from the Board over the same time period. We believe the tenure of our Board members provides an appropriate balance of expertise, experience, continuity and perspective that serves the best interests of our shareholders. The average tenure of the non-management members of our Board is 8.6 years. Our corporate governance guidelines do provide that a director is expected not to stand for reelection after the age of 75. The Corporate Governance Committee recommended the Board nominate Mr. Krongard, age 81, for reelection to the Board based on his continued strong leadership and service on the Board both as Audit Committee Chairman and Lead Director, and the Board agreed with this recommendation.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity, including gender and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender and ethnicity. However, the committee and the Board believe that considering gender and ethnic diversity is consistent with the goal of creating a Board that best serves the needs of our company and the interests of our shareholders, and they are important factors considered when identifying individuals for Board membership. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee periodically considers criteria for identifying possible new director candidates as needed, in consultation with the CEO and Chairman of the Board and other members of the Board and management, and works with management and other members of the Board in recruiting new candidates. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. From time to time the committee uses the services of a third party search firm to assist it in identifying and screening candidates.

In addition, the Corporate Governance Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the candidate to the chairman of the committee. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our bylaws include requirements for direct nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.

Compensation of Directors

Retainers

The compensation arrangement for non-management directors during 2017 was as follows:

Annual Retainer for each Director	$75,000
Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Finance Committee	$10,000
Annual Retainer for Lead Director	$25,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Beginning with the second quarter of 2016, we began issuing deferred stock units for shares of our Class C Stock rather than our Class A Stock. Deferred stock units will be settled in shares of our Class A Stock or Class C Stock (as applicable) on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. We do not pay meeting fees for any Board or standing committee meetings.

Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units for shares of Class C Stock valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and

•	An annual award of restricted stock units for shares of Class C Stock valued (on the grant date) at $150,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

The restricted stock units vest in full upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board for any other reason prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table set below sets forth information concerning the compensation of our non-management directors for 2017.

Director Compensation for 2017

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
George W. Bodenheimer	75,000	150,000	225,000
Douglas E. Coltharp	85,000	150,000	235,000
Anthony W. Deering (4)	65,579	150,000	215,579
Jerri L. DeVard	56,250	250,000	306,250
Karen W. Katz	75,000	150,000	225,000
A.B. Krongard	115,000	150,000	265,000
William R. McDermott	85,000	150,000	235,000
Eric T. Olson	75,000	150,000	225,000
Harvey L. Sanders	87,500	150,000	237,500

(1)	Non-management directors may elect to defer cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units of Class C Stock received for those directors who made this election.

Name	2017 Cash Deferred ($)	Deferred Stock Units
George W. Bodenheimer	75,000	4,521
Douglas E. Coltharp	85,000	5,124
Anthony W. Deering	65,579	3,179
Jerri L. DeVard	43,887	2,897
Karen K. Katz	75,000	4,521
A.B. Krongard	115,000	6,932
William R. McDermott	85,000	5,124
Eric T. Olson	75,000	4,521
Harvey L. Sanders	87,500	5,275

(2)	The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the Class C Stock awards granted in 2017. Each non-management director, with the exception of Ms. DeVard, held restricted stock units for 8,413 shares of Class C Stock as of December 31, 2017. As of December 31, 2017, Ms. DeVard held restricted stock units for 16,918 shares of Class C Stock, which includes restricted stock units awarded when she was elected to the Board in May 2017. As of December 31, 2017, Messrs. Krongard and McDermott held fully vested stock options for 20,808 shares of our Class A Stock and 20,954 shares of our Class C Stock, Messrs. Coltharp and Sanders held fully vested stock options for 12,244 shares of our Class A Stock and 12,330 shares of our Class C Stock and Mr. Deering’s estate held fully vested stock options for 19,076 shares of our Class A Stock and 19,210 shares of our Class C Stock. Beginning in 2010 we no longer included stock options in our director compensation program.
(3)	We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(4)	Mr. Deering passed away in November 2017, at which point all of his outstanding restricted stock units and deferred stock units immediately vested in accordance with their terms.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2017 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary

2017 marked a challenging year for Under Armour. In our North American business, which represents more than three-quarters of our net revenues, ongoing retail dislocation and consolidation, among other factors, impacted our results, particularly within our wholesale business. This led to lower results than we had initially anticipated at the start of the year. While we experienced challenges through the year, we believe we are taking proactive strategic steps to better position our company for long-term value creation, including by implementing restructuring plans designed to more closely align our financial resources with the critical priorities of our business with a goal of creating sustainable, long-term growth and returns for our shareholders.

As discussed in more detail below, our financial performance in 2017 resulted in a significant reduction to incentive awards and to performance based equity awards realized by each of our executive officers. For example Kevin Plank, our Chief Executive Officer, received no bonus for 2017 and all of his 2016 performance based equity award was forfeited and all of his 2017 performance based equity award is expected to be forfeited due primarily to our disappointing 2017 financial performance. See “—Components of Our 2017 Compensation Program—Equity Awards.” Mr. Plank’s total realized compensation, which includes his salary, the value of his shares vested and the value of all other compensation, declined almost 75% from $8.6 million in 2016 to $2.2 million in 2017. See “—CEO Actual Compensation Realized” on page 34.

Executive Compensation Program Changes for Fiscal 2017

In early 2017, following a review of competitive market data and practices, management recommended and our Compensation Committee approved certain changes to our annual equity award program designed to maintain our strong pay-for-performance culture while continuing to align the interests of our executives with our stockholders and promoting retention of key leaders in our organization. Key changes implemented in 2017 include the following:

What We Changed:	Why We Changed It:

Transitioned annual equity award mix from 100% performance based to 50% performance based and 50% time based	Altering mix of awards provides a more balanced approach for senior executives and promotes retention, while maintaining alignment with stockholders and continuing to emphasize financial performance

Increased “stretch” equity value to 200% of target value up from 125%	Provides increased upside potential, increasing incentives to drive growth

Added net revenue metric in performance based equity award, while maintaining operating income requirements	Highlights and promotes importance of overall growth in our business, with a continued emphasis on profitability

2017 Performance and Compensation Highlights

For 2017, substantially all of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers were tied to the performance of our company, primarily through:

•	our annual cash incentive plan with awards earned based primarily on our financial performance in 2017;

•	our annual performance based equity awards for 2017 with vesting tied to our financial performance in 2017 and 2018; and

•	with respect to Mr. Plank, both his annual performance based equity award and his time based equity award for 2017 being in the form of stock options, where he will only realize value if our stock price increases relative to the price on the grant date.

Our net revenue grew by 3.1% over 2016 to $4.98 billion, and our operating income was down year-over-year, in each case below the targets set forth under our 2017 annual cash incentive plan. As a result, we did not achieve the threshold financial targets under the plan and no awards were paid under this plan. However, given the efforts of our executives throughout the year, particularly in implementing our restructuring plan and other strategic initiatives, our Compensation Committee awarded limited cash bonuses to our executives, other than Mr. Plank. These bonuses ranged between approximately 10-30% of the target level of bonus the executives were otherwise eligible for under the plan. See “—Components of our 2017 Compensation Program—Bonuses” below. The performance targets for the performance based equity awards granted in 2017 were based on net revenue and adjusted operating income growth targets set at levels designed to require meaningful sales growth in 2017 and 2018 with a continued focus on profitability. As discussed in more detail below, given changes to our business plans following the grant of these 2017 awards, we no longer expect these 2017 awards to ultimately vest in future years, therefore delivering no value to our executives. See “—Components of Our 2017 Compensation Program—Equity Awards—Annual Performance Based and Time Based Equity Awards for 2017.”

In addition, as previously disclosed in our proxy statement for last year’s Annual Meeting of Stockholders, following the determination that the vesting of our 2016 performance based equity awards was not probable, in February 2017 management recommended and our Compensation Committee approved retention equity awards for certain executives in the form of time based restricted stock units, vesting in four equal annual installments. See “—Components of Our 2017 Compensation Program—Equity Awards—2017 Retention Equity Awards.”

Advisory Vote to Approve Executive Compensation

At our 2017 Annual Meeting of Stockholders we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders overwhelmingly approved our “say on pay” proposal at our 2017 Annual Meeting of Stockholders, with more than 97% of the votes cast voting to approve our executive compensation. The Compensation Committee reviewed the voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote.

Last year our stockholders also voted overwhelmingly in favor of our recommendation to hold the “say on pay” vote each year. Based on this, and consistent with our recommendation, our Board has adopted a policy to hold a say on pay vote every year. Our Board is recommending stockholders vote in favor of approval of our executive compensation this year.

The Compensation Committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2018 Annual Meeting of Stockholders, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.

Executive Compensation Features

We believe our executive compensation programs incorporate best practices that seek to drive business performance and align our executives with stockholder interests:

What We Do	What We Don’t Do

✓  Significant portion of executive pay “at risk”

✓  Double trigger provisions for all equity awards

✓  Limited severance protections, with protections generally only following a change in control

✓  “Clawback” provisions in our annual cash incentive plan and long-term incentive plan

✓  Stock ownership guidelines for executive officers

✓  Hold annual stockholder “say on pay” votes

×   No employment contracts (unless required by local law)

×   No pension or supplemental retirement plan

×   No 2017 contributions to deferred compensation plan for any executive officer

×   No hedging of Under Armour shares permitted (with no director or officer having any shares pledged as security in 2017)

×   No recycling back into our equity plan of shares used for taxes or option exercises

×   No excessive benefits or perquisites

Objectives and Elements of our Compensation Program

The overall objectives of our compensation program for our executive officers are to:

•	Attract and retain highly qualified executives committed to our brand and our mission,

•	Motivate our executives to build and grow our business profitably, and

•	Align the interests of our executives with the interests of our stockholders.

The key elements of our executive compensation program that are designed to help achieve these objectives are as follows:

	Compensation Element	Purpose	Key Characteristics

FIXED	Base Salary	Compensate fairly and competitively to help us attract and retain highly qualified executives	Determined primarily by level of responsibility, while also considering competitive market data

AT RISK	Annual Cash Incentive Plan	Reward executives for annual company, business unit and individual performance	Annual company financial performance criteria based primarily on growth in net revenue and operating income

	Equity Awards	Directly link the interests of executives with stockholders and the creation of long-term stockholder value, promote retention and reward strong financial performance

Reflects a combination of time-based and performance-based restricted stock units

Time-based awards vest over four years

Performance-based awards vest only upon achievement of combined two-year net revenue and adjusted operating income targets – if achieved, these awards vest over two years

For our CEO, all awards in the form of stock options, resulting in realized value only if our stock price increases

We offer minimal benefits and perquisites to our executives and do not offer pension or other retirement plans, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we did not make any company contributions to this plan in 2017 for any executive officers.

Compensation Decision-Making Process

Compensation Committee review process

In early 2017, the Compensation Committee engaged the services of Willis Towers Watson, or WTW, to provide executive compensation consulting services to the committee. The committee obtained from WTW competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and published industry survey data from WTW’s General Industry Executive Compensation, Retail/Wholesale Executive Compensation and High Tech Executive Compensation Databases. The peer group was developed by management based on publicly traded companies within the apparel and footwear industries. Some of the companies within the peer group we may compete with for talent or compare our performance against from time to time. The following companies were included in the peer group:

2017 Peer Group
Abercrombie & Fitch Co.	lululemon athletica inc.	Skechers U.S.A., Inc.
American Eagle Outfitters, Inc.	Michael Kors Holdings Limited	Urban Outfitters, Inc.
Tapestry, Inc. (formerly Coach, Inc.)	Nike, Inc.	V.F. Corporation
Columbia Sportswear Company	Ralph Lauren Corporation	Wolverine World Wide, Inc.
Deckers Outdoor Corporation

The Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data, or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation program and the design of our annual cash incentive plan. The committee determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with the company and company, business unit and individual performance.

In early 2018, in conjunction with the review of performance against the 2017 annual cash incentive plan targets, consideration of the cash bonuses discussed below, and 2018 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included summary compensation information for 2015 through 2017, including base salary, annual cash incentive awards and equity awards, and the value of unvested equity awards vesting in 2018 and future years.

The Compensation Committee reviewed similar tally sheet data in early 2017 in conjunction with the approval of 2017 salaries and annual equity awards for executive officers.

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the business unit(s) for which the executive officer has responsibility and contributions made to the overall success of our business. These executives, including our Chief Human Resources Officer, our Vice President of Total Rewards,

our President and Chief Operating Officer, our Chief Financial Officer and our General Counsel and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the equity awards with vesting tied to our company’s performance. These executives also generally attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without the executive officers present.

Components of Our 2017 Compensation Program

SALARY

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

The following table summarizes the base salaries for our named executive officers approved by the Compensation Committee for 2017:

Named Executive	Title	2017 Base Salary
Kevin A. Plank	Chairman of the Board and Chief Executive Officer	$ 26,000
David Bergman	Chief Financial Officer	$ 425,000
Paul Fipps	Chief Technology Officer	$ 650,000
Patrik Frisk	President and Chief Operating Officer	$1,000,000
Karl-Heinz Maurath	Chief Revenue Officer	$ 750,000

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual equity awards as discussed below.

With respect to our other named executive officers, the Compensation Committee took the following actions:

•	Mr. Bergman: Approved a base salary increase in connection with his appointment as acting Chief Financial Officer in February 2017, increasing Mr. Bergman’s salary from $350,000 to $425,000. In November 2017, Mr. Bergman was appointed Chief Financial Officer, thereby removing the “acting” designation. As part of its annual review of executive compensation, in February 2018 the committee approved increasing Mr. Bergman’s 2018 base salary to $600,000 based on his contributions and significant leadership role within our company.

•	Mr. Fipps: Approved a base salary increase in February 2017 from $500,000 to $575,000 given his significant and strategic leadership role within our company and to better align him with other senior executives. Mr. Fipps’ base salary was further increased to $650,000 in mid-2017 following his appointment as Chief Technology Officer, which expanded Mr. Fipps’ role to include executive oversight of our company’s Connected Fitness business.

•	Mr. Frisk: Approved his base salary following negotiations with Mr. Frisk that occurred prior to his joining our company in July 2017. Before approving Mr. Frisk’s base salary, the Compensation Committee obtained competitive market data on compensation for chief operating officers from WTW’s Retail Industry Executive Compensation Survey and proxy data, and used this data to generally assess the competitiveness of Mr. Frisk’s compensation.

•	Mr. Maurath: Approved increasing his salary to $750,000 from $475,000 in 2016, primarily to address the increased tax liabilities Mr. Maurath realized as a result of becoming subject to U.S. income tax liability in connection with his relocation from our international management office in Panama to our global headquarters in Baltimore, Maryland. On February 28, 2018, we announced Mr. Maurath’s plans to retire effective March 31, 2018.

ANNUAL CASH INCENTIVE AWARD

Plan Design and Performance Measures

We have an annual cash incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. In January 2017, we announced our financial expectations for fiscal year 2017, noting that we expected more moderate net revenue growth than we had experienced in recent years, and as a result we expected operating income to decrease year-over-year as we maintained certain near-term investments needed to protect our long-term growth strategy. The Compensation Committee considered these expectations when establishing targets under the annual cash incentive plan. The baseline performance measure considered for 2017 was net revenue, with the Compensation Committee considering our profitability when determining the ultimate award amounts.

Net Revenue

For 2017, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2017, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

Operating Income

Assuming the minimum net revenue growth was achieved, the Compensation Committee reserved its right to exercise its discretion to reduce or eliminate any annual incentive award amounts depending on our operating income for 2017, which was expected to decrease year-over-year. The Compensation Committee further expected to consider the impact of our 2017 restructuring plan on operating income targets when determining any award amounts. While the company would be required to achieve the net revenue growth target in order for any award amount to be paid under the plan, the Compensation Committee approved operating income targets it believed incentivized management to manage costs and operate the business in a profitable manner, despite the expected decrease in operating income.

Other Performance Measures

Our annual cash incentive plan for executives for 2017 was based primarily on the overall company performance measures described above. For executives in charge of certain business units, generally 25% of their incentive award was tied to the performance of their respective business units based primarily on the net revenue growth and profitability of the business units. These measures, when combined with the other business units, align with the consolidated measures discussed above.

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2017, including how our operating income targets would have been impacted by the restructuring and impairment and other related charges realized in connection with our 2017 restructuring plan:

2017 Annual Cash Incentive Plan Performance Measures
Net Revenue Target	Required to reach $5.1 billion to be eligible for any award (7% required growth from 2016)

	Threshold	Target	Stretch

Operating Income Target*	$313 million	$355 million	$397 million

Total Impacts of 2017 Restructuring	$129 million	$129 million	$129 million

Post-Restructuring Operating Income Target **	$184 million	$226 million	$268 million

*  As discussed above, our operating income in 2017 was expected to decrease as compared to our operating income in 2016, which was $417.5 million. The operating income targets above must include the funding for the incentive award amounts. As a result, in order to fund higher incentive award amounts above the threshold level, the company must have achieved operating income levels even higher than those shown above.

**  Post-restructuring operating income represents what the operating income targets as reported under generally accepted accounting principles (GAAP) would have been after the impact of the $129 million of restructuring and impairment and other related charges realized in connection with our 2017 restructuring plan. Our actual 2017 GAAP reported operating income for 2017, which includes the impact of the 2017 restructuring plan, was approximately $28 million.

Incentive Award Levels and Results

For 2017, the Compensation Committee set the following award target levels under our annual cash incentive plan for our named executive officers based on achievement of our operating income targets, and these award levels were substantially the same as the award levels for 2016:

	Threshold	Target	Stretch
			(Pays at 200% of Target)

Chief Executive Officer	$0	$2.0 million	$4.0 million

President and Chief Operating Officer*	$0	100% of annual salary	200% of annual salary

Other Named Executive Officers**	$0	75% of annual salary	150% of annual salary

*  With respect to Mr. Frisk, given his significant leadership role within the Company as President and Chief Operating Officer, the Compensation Committee approved higher target and stretch opportunities for him upon his joining our company in July 2017.

**  With respect to Mr. Bergman, given his appointment as acting Chief Financial Officer in early 2017, the Compensation Committee approved a target level of 45% of annual salary and a stretch level of 90% of annual salary. Mr. Bergman was appointed Chief Financial Officer in November 2017, thereby removing the acting designation. When reviewing potential bonus payments for executives in early February 2018, the Compensation Committee determined that when considering any potential bonus for Mr. Bergman, it would consider his target level to be 75% of his annual salary (in line with other executives).

Between the threshold amount and the target amount of operating income, and the target amount and stretch amount of operating income, the company utilizes a sliding scale to determine the payout based on the amount of funding generated by the incremental operating income dollars.

The annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

Our net revenue was approximately $4.98 billion, approximately 2% below the $5.1 billion minimum revenue target required for executives to be eligible for awards under the plan. Our GAAP reported operating income for 2017 was approximately $28 million, well below the threshold post-restructuring operating income target of $184 million. As a result of not achieving the threshold target, no amounts were paid under the plan for 2017 to any of our named executive officers.

BONUSES

Despite not having achieved the net revenue and operating income targets under the annual cash incentive plan, management recommended and the Compensation Committee approved limited cash bonus awards for certain of our executive officers, excluding Mr. Plank. This recommendation was based in part on the significant efforts undertaken by the executive team in successfully executing on the restructuring plan announced in August 2017, which was designed to more closely align our financial resources with the critical priorities of our business. Along with restructuring efforts, the executive team made significant progress on a number of strategic initiatives. Mr. Bergman led the business in significantly reducing capital expenditures for the year and was key to the restructuring initiatives. Mr. Fipps successfully led our Connected Fitness business through significant cost saving initiatives, and also oversaw the implementation of our new global operating and financial reporting information technology system, a critical initiative for the long-term success of our business. Mr. Frisk’s strong leadership throughout the organization supported the achievement of the business unit goals for many of the groups under his leadership. Finally, while our North America business unit did not achieve its goals, Mr. Maurath’s leadership of our international segments led to us overachieving in those business units. The bonus awards approved for each named executive officer ranged between approximately 10-30% of the target amount for the executive level that could have been earned under the annual cash incentive plan if the company had achieved its financial targets and the differences between each executive officer’s ultimate awards was driven by performance against the business unit goals otherwise set under the annual cash incentive plan.

For the cash bonus awards paid to the named executive officers, see the “2017 Summary Compensation Table” below.

EQUITY AWARDS

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The Compensation Committee approves equity awards under our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour. Beginning in the second quarter of 2016, we began issuing equity awards for shares of our Class C Stock as equity compensation. While the Compensation Committee has the discretion under the terms of the plan to issue awards for shares of our Class A Stock, the Compensation Committee currently intends to utilize only our Class C Stock for equity compensation going forward.

Forfeiture of 2016 Performance Based Equity Awards

In early 2016, the Compensation Committee approved the grant of a performance based stock option award to Mr. Plank, and performance based restricted stock unit awards to our other executive officers and members of management. Vesting of the 2016 awards was tied to our achievement of combined operating income targets for 2016 and 2017, as adjusted for the impact of certain goodwill impairment charges, litigation related expense, foreign exchange losses and charges related to the write-down of our accounts receivable asset due to customer bankruptcies. For the 2016 award, the committee set the growth targets to incentivize management to continue to drive strong operating income growth during the performance period. As previously disclosed, these growth targets were adjusted to reflect revisions to our financial plan announced in May 2016 in connection with the bankruptcy of one of our customers. With respect to the 2016 award, 50% of the award would be earned if the threshold level was achieved, 100% of the award would be earned if the target level was achieved, and 125% of the award would be earned if the stretch level was achieved. The requirements for operating income (adjusted as described above) were set as follows: threshold was $1,002 million, target was $1,043 million and stretch was $1,085 million.

We did not achieve the threshold level of performance, and as a result all of the performance shares were forfeited.

2017 Retention Equity Awards

As previously disclosed in our annual proxy statement for last year’s annual stockholders meeting, following our determination that the vesting of the 2016 performance based equity awards was not probable, management and the Compensation Committee considered whether it would be in the best interest of the company and its stockholders to grant additional retention awards to executives. The committee considered a number of factors when evaluating the retention awards, including among other factors:

•	the company’s recent financial performance and the importance of the company’s pay-for-performance compensation philosophy,

•	the amount of the 2016 performance based equity awards not expected to vest,

•	risks related to retaining key executives,

•	the value of unvested equity award holdings of individual executives, and

•	the scope of responsibility, leadership and performance of individual executives.

In February 2017, management recommended and the committee approved retention equity awards for certain executives in the form of time based restricted stock units, vesting in four equal annual installments, with the first vesting beginning in February 2018. The following table presents the value of the retention awards received by our named executive officers in February 2017. Mr. Plank requested that he not be considered for a retention equity award. Mr. Frisk joined our company in July 2017.

Name	2017 Retention Equity Award
Kevin A. Plank	$0
David Bergman	$1,200,000
Paul Fipps	$1,200,000
Patrik Frisk	—
Karl-Heinz Maurath (1)	$1,200,000

(1)	Mr. Maurath will forfeit the remaining three-quarters of his 2017 retention equity award upon his retirement from our company in March 2018.

Annual Performance Based and Time Based Equity Awards for 2017

As discussed above under “—Executive Summary—Executive Compensation Program Changes for Fiscal 2017,” following a review of competitive market data and practices, management recommended and the Compensation Committee approved certain changes to our annual equity award program, including changing the mix of our annual equity awards to executive officers to include time based awards, increasing the “stretch” value of performance awards and adding a net revenue performance metric to the awards. The following provides a summary of the 2017 annual equity award program for our named executive officers:

Represents 50% of the total grant date fair value of annual equity awards granted to each named executive officer

Vests in four-equal annual installments beginning in February 2018, subject to continued employment

Promotes long-term retention of executives and alignment with stockholder interests

Represents 50% of the total grant date fair value of annual equity awards granted to each named executive officer

Vesting is tied to achievement of combined net revenue and adjusted operating income targets for 2017 and 2018, with payouts ranging from 25%-200% based on the performance level achieved

If performance metrics are achieved, awards vest in two-equal annual installments beginning in February 2019, subject to continued employment

Emphasizes and incentivizes financial performance by providing upside potential for strong growth, while continuing to focus on profitability, stockholder value and retention

With respect to Mr. Plank’s annual equity award, management recommended and the Compensation Committee approved performance based and time based stock option awards to Mr. Plank. Other executive officers and members of management received annual equity awards in the form of performance based and time based restricted stock unit awards. The committee determined that for Mr. Plank it would further incentivize him to drive long-term shareholder value if he were awarded stock options, as the options would only have value to the extent our stock price increased over the price on the grant date.

The employees receiving this equity award were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of equity awards to all employees was generally based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was generally tiered based on the employee’s level within the company. The threshold, target and maximum number of options or shares that can be earned by the named executive officers are included in the “Grants of Plan-Based Awards for 2017” table below.

In February 2018, we announced our 2017 financial results and updated our business plan for 2018. Based on the changes in our business plan, we no longer expect any of the 2017 performance based stock options and restricted stock units to vest and be earned. The following table sets forth the total compensation for our named executive officers as described in our “2017 Summary Compensation Table”, adjusted for the loss of these 2017 awards.

Name	Total 2017 Compensation	Loss of 2017 Performance Equity Award (Target Amount)	Adjusted Total 2017 Compensation
Kevin A. Plank	$4,034,341	$(2,000,000)	$2,034,341
David Bergman	$2,475,414	$(375,000)	$2,100,414
Paul Fipps	$3,956,099	$(1,000,000)	$2,956,099
Patrik Frisk*	$15,665,362	$(5,000,000)	$10,665,362
Karl-Heinz Maurath	$4,040,070	$(1,000,000)	$3,040,070

*	Includes a time based equity award Mr. Frisk received upon joining our company in July 2017 with a grant date fair value of $10.0 million, vesting in equal annual installments over a five year period.

Time Based Equity Awards

From time to time management recommends and the Compensation Committee approves other time based restricted stock unit awards to certain of our executive officers, typically in connection with the officer joining our company or to ensure that the officer’s financial interests are sufficiently aligned with the interests of our stockholders. In determining the amount of these awards, management and the committee considered primarily the executive’s position and level of responsibility within our company, as well as the retention and long-term incentive value of the award. Mr. Frisk was granted a time based award upon joining us in 2017. In determining the amount of Mr. Frisk’s award, management and the committee considered his significant leadership position as President and Chief Operating Officer and the importance of aligning his interests with those of stockholders. Given the size of Mr. Frisk’s award, management recommended and the committee agreed that the award should vest in annual installments over a five year period in order to provide the appropriate long-term incentive. This equity award is included in the “Grants of Plan-Based Awards for 2017” table below.

BENEFITS AND PERQUISITES

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2017 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $10,000 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides additional monthly disability benefits of approximately $20,000-$30,000. To avoid reducing the expected benefit to the executive officers, we have provided a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we have not provided a tax gross-up to him, other than certain de minimis amounts. Beginning in 2018, we no longer provide this tax gross-up to our executive officers.

Other Compensation Practices

Equity Grant Practices

During 2017, equity awards were generally granted to executive officers at one of our regularly scheduled Compensation Committee meetings, other than for Mr. Frisk who was granted his equity awards at a special meeting upon his joining our company. Our practice is to grant stock options with an exercise price equal to the closing market price of our common stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option.

Hedging and Pledging

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership of Under Armour stock by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock. No director or executive officer of the company has any shares pledged as security.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed one-year term with no automatic renewal of the term. In late 2017, the Compensation Committee and the Board reviewed the agreements, and decided that the agreements were reasonable and should be extended through the end of 2018.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1 million. The limitation applied to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition release applicable to certain arrangements in place as of November 2, 2017.

The tax deductions related to vesting of performance based restricted stock unit awards also generally qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. Mr. Plank, our CEO, received performance based stock options and the tax deduction related to the exercise of stock options is not subject to the limitations on tax deductibility. In addition, although we are able to record compensation expense for federal income tax purposes for other time based restricted stock awards in the year when the restricted stock award vests, the expense related to these outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

Harvey L. Sanders, Chairman

George W. Bodenheimer

Jerri L. DeVard

2017 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and the other three most highly compensated executive officers in 2017. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2017” below. On February 28, 2018, we announced that Mr. Maurath, one of our named executive officers, will be retiring from the company effective March 31, 2018.

As discussed above, we do not currently expect the performance based equity awards granted in 2017 (and discussed in Note (3) to the table below) to vest, and the performance based equity awards granted in 2016 have been forfeited in full. Please refer to the table presented above under “—Equity Awards—Performance Based Equity Awards for 2017” for each named executive officer’s total 2017 compensation without these awards included.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Kevin Plank (1) Chairman of the Board and Chief Executive Officer	2017 2016 2015	26,000 26,000 26,000	0 0 0	0 0 0	4,000,000 2,000,000 2,000,000	0 0 400,000	8,341 7,575 8,209	4,034,341 2,033,575 2,434,209
David Bergman (6) Chief Financial Officer	2017	425,000	75,300	1,950,000	0	0	25,114	2,475,414
Paul Fipps (7) Chief Technology Officer	2017	603,846	125,000	3,200,000	0	0	27,253	3,956,099
Patrik Frisk (8) President and Chief Operating Officer	2017	461,538	100,000	15,000,000	0	0	103,824	15,665,362
Karl-Heinz Maurath (9) Chief Revenue Officer	2017 2016 2015	750,000 475,000 475,000	75,000 500,000 0	3,200,000 1,000,000 400,000	0 0 0	0 71,250 350,300	15,070 1,390,000 1,600,000	4,040,070 3,436,250 2,825,300
Lawrence Molloy (10) Former Chief Financial Officer	2017 2016	129,808 633,462	0 250,000	0 5,800,000	0 0	0 50,000	12,521 40,121	142,329 6,773,583

(1)	As discussed in more detail below, Mr. Plank’s total actual realized compensation was $2.2 million in 2017 and $8.6 million in 2016, declining almost 75% year over year. Please see “CEO Actual Compensation Realized” immediately below this 2017 Summary Compensation Table.
(2)	For 2017, reflects cash bonuses representing approximately 10-30% of target level annual incentive plan awards as described above under “—Bonuses.”
(3)	Reflects the grant date fair value of all performance and time based restricted stock unit and stock option awards in accordance with SEC disclosure rules. With respect to performance based awards granted in 2015 and 2016, only 50% of the target value is included in the table above, which was the amount we deemed probable when the awards were first granted. With respect to performance based awards granted in 2017, 100% of the target value is included in the table above, which was the amount we deemed probable when the awards were first granted. In order to provide a year-over-year comparison of the target value of each performance based stock award included in the table, below are the 2015, 2016 and 2017 awards presented at the target (or 100%) level (the value of any time based awards are not included):

Name	2015 Performance Based Awards($)	2016 Performance Based Awards($)	2017 Performance Based Awards($)
Kevin A. Plank	4,000,000	4,000,000	2,000,000
David Bergman			375,000
Paul Fipps			1,000,000
Patrik Frisk			5,000,000
Karl-Heinz Maurath	800,000	2,000,000	1,000,000
Lawrence Molloy		1,600,000	0

With respect to the 2015 performance based awards, we ultimately achieved the “target” level of performance. However, the 2016 performance based awards were forfeited in full based on financial performance, and we have determined that vesting of any portion of the 2017 performance based awards is not probable. See “—Equity Awards—Forfeiture of 2016 Performance Based Equity Awards” and “—Equity Awards—Annual Performance Based and Time Based Equity Awards for 2017”.

In accordance with SEC disclosure rules, we are required to present the fair values of the 2015, 2016 and 2017 performance based awards at grant date assuming achievement at the highest level or “stretch” level of performance conditions for each of these awards (equal to 125% of the target value for the 2015 and 2016 awards, and 200% of the target value for the 2017 awards). The value of any time based awards are not included.

Name	2015 Performance Based Awards ($)	2016 Performance Based Awards ($)	2017 Performance Based Awards ($)
Kevin Plank	5,000,000	5,000,000	4,000,000
David Bergman			750,000
Paul Fipps			2,000,000
Patrik Frisk			10,000,000
Karl-Heinz Maurath	1,000,000	2,500,000	2,000,000
Lawrence Molloy		2,000,000	0

(4)	Equity grants included in this table are further described above under the “Compensation Discussion and Analysis” or below in the “Grants of Plan-Based Awards for 2017” or “Outstanding Equity Awards at 2017 Fiscal Year-End” tables, and include the 2017 retention awards described above under “—Equity Awards—2017 Retention Equity Awards.” We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(5)	All Other Compensation for 2017 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c )
Kevin Plank	7,129	1,040	0	172
David Bergman	7,236	10,800	0	7,078
Paul Fipps	8,317	10,800	0	8,136
Patrik Frisk	0	0	52,483	51,341
Karl-Heinz Maurath	0	10,800	3,395	875
Lawrence Molloy	3,438	5,719	0	3,364

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $20,000 to $30,000 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $10,000 per month.
(b)	For Mr. Frisk, the other compensation represents amounts for relocation costs. For Mr. Maurath, the other compensation includes relocation costs and imputed income for tax services related to his relocation from Panama to the United States.
(c)	The tax reimbursements include a gross-up amount to cover taxes on disability insurance premiums reflected in the table for Messrs. Plank, Bergman, Fipps and Molloy. In addition, Mr. Frisk’s and Mr. Maurath’s tax reimbursements include a gross-up amount to cover taxes on a portion of their relocation costs.
(6)	Since Mr. Bergman first became a named executive officer in 2017, we are only required to provide his 2017 compensation.
(7)	Since Mr. Fipps first became a named executive officer in 2017, we are only required to provide his 2017 compensation. Upon his promotion to Chief Technology Officer in July 2017, his base salary was increased from $575,000 to $650,000. In February 2018, Mr. Fipps became Chief Digital Officer.
(8)	Mr. Frisk joined our company in July 2017. His annual salary level for 2017 was $1.0 million and he was granted an equity award vesting in five equal annual installments beginning in August 2018, with a grant date fair value of $10.0 million (in addition to the performance based award described in Note (3) to the table).
(9)	On February 28, 2018, we announced that Mr. Maurath will be retiring from our company effective March 31, 2018.
(10)	Mr. Molloy left the company in March 2017.

CEO Actual Compensation Realized

The supplemental table below sets forth the 2017 and 2016 compensation realized for Mr. Plank, our CEO, and is not a substitute for the Summary Compensation Table above. “Total Actual Compensation Realized” reports the actual value realized during the year on equity compensation, including the vesting of restricted stock units granted in prior years and the exercises of stock options granted in prior years (none were exercised in 2016 or 2017). This differs from “Total” compensation as set forth in the Summary Compensation Table, which as noted above presents the grant date fair value of equity awards granted in that year. We believe this supplemental table more accurately reflects the significant impact the company’s performance has had on Mr. Plank’s compensation during 2017, as compared to the Summary Compensation Table presented above.

Year	Salary ($)	Bonus ($)	Vesting of Stock Awards ($)(1)	Exercise of Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Actual Compensation Realized ($)
2017	26,000	0	2,165,076	0	0	8,341	2,199,417
2016	26,000	0	8,520,220	0	0	7,575	8,553,795

(1)	Amounts based on the closing price of our common stock on the date of vesting. Mr. Plank’s 2016 stock award value includes the vesting in February 2016 of performance based restricted stock units granted in 2012, 2013 and 2014, and his 2017 stock award value includes the vesting in February 2017 of performance based restricted stock units granted in 2013 and 2014. Since 2015, Mr. Plank’s equity compensation has been in the form of stock options.
(2)	As of December 31, 2017, Mr. Plank had 74,009 vested but unexercised stock options. With respect to all of these stock options, the exercise price of the options exceeded our stock price as of December 31, 2017.

Grants of Plan-Based Awards for 2017

The following table contains information concerning: (1) possible payments to the named executive officers under our 2017 annual cash incentive plan approved by the Compensation Committee in 2017; and (2) estimated equity award payouts to the named executive officers in 2017 under our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended (the “2005 Plan”).

Given his resignation from the company in March 2017, Mr. Molloy was not granted any plan-based awards for 2017 and is therefore excluded from the table below. All equity awards included in the table below were for shares of our Class C common stock.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise of Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name and Principal Position	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Plank		2,000,000	4,000,000
Chairman of the Board and	02/10/2017			61,200	244,799	489,598			19.04	2,000,000
Chief Executive Officer	02/10/2017							244,799	19.04	2,000,000
David Bergman		318,750	637,500
Chief Financial Officer	02/10/2017			4,924	19,696	39,392				375,000
	02/10/2017						19,696			375,000
	02/14/2017						61,824			1,200,000
Paul Fipps		454,687	909,374
Chief Technology Officer	02/10/2017			13,131	52,522	105,044				1,000,000
	02/10/2017						52,522			1,000,000
	02/14/2017						61,824			1,200,000
Patrik Frisk		500,000	1,000,000
President and Chief Operating Officer	07/10/2017			65,343	261,370	522,740				5,000,000
	07/10/2017						522,740			10,000,000
Karl-Heinz Maurath (6)		562,500	1,125,000
Chief Revenue Officer	02/10/2017			13,131	52,522	105,044				1,000,000
	02/10/2017						52,522			1,000,000
	02/14/2017						61,824			1,200,000

(1)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2017 pursuant to our annual cash incentive plan based primarily on corporate performance. The target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. The 2017 award did not provide for any threshold award amount. The target incentive award for Mr. Plank was $2.0 million; the target incentive award for Mr. Frisk was 100% of base salary paid during the year; and for the other named executives, the target incentive award was 75% of base salary paid during the year. The maximum award for each executive was 200% of the target award amount. Based on the company’s performance, no payments were ultimately made under this plan.
(2)	These performance based restricted stock unit and stock option awards vest based on our company achieving certain combined net revenue and adjusted operating income targets for 2017 and 2018. The number of potential shares eligible to vest ranged from 25% of the target amount to 200% of the target amount depending on performance. Upon achievement of the performance requirements and subject to continued employment, the award amount earned vests in two equal annual installments beginning in February 2019. If the threshold level is not achieved, the awards will be forfeited. All of the shares and options vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour. Dividend equivalents are not paid on performance based restricted stock or stock options. With respect to the number of shares reflected in the table, Mr. Plank was granted performance based stock options and the other named executive officers were granted performance based restricted stock unit awards. As discussed above under “—Equity Awards—Annual Performance Based and Time Based Equity Awards for 2017”, we do not currently expect any of these awards to vest.

(3)	As described under “—Equity Awards—Annual Performance Based and Time Based Equity Awards for 2017”, the time based restricted stock units granted on February 10, 2017 represent 50% of the total target value of the 2017 annual equity awards granted to each named executive officer. These awards vest in four equal annual installments beginning in February 2018, subject to continued employment. As described under “—Equity Awards—2017 Retention Equity Awards”, the time based restricted stock units granted on February 14, 2017 represent a special retention equity award granted to each named executive officer, as applicable. These awards vest in four equal annual installments beginning in February 2018, subject to continued employment. The time based restricted stock units granted to Mr. Frisk on July 10, 2017 in connection with his joining our company vest in five equal annual installments beginning in August 2018, subject to continued employment. All of the shares vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour. Dividend equivalents are not paid on restricted stock units.
(4)	As described under “—Equity Awards—Annual Performance Based and Time Based Equity Awards for 2017”, Mr. Plank also received a time based option award on February 10, 2017, which represented 50% of the total target value of the 2017 annual equity award granted to him. This award vests and becomes exercisable in four equal annual installments beginning in February 2018, subject to continued employment. All of the options vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour. Dividend equivalents are not paid on stock options.
(5)	See Note (3) to the “2017 Summary Compensation Table” above for further information on the value and other terms of the performance based restricted stock units and performance based stock options granted in 2017.
(6)	Mr. Maurath will be retiring from our company effective March 31, 2018. All of his 2017 performance based restricted stock will be forfeited. With respect to his time based restricted stock unit awards included in the table above, three-fourths of these awards will be forfeited in full. One fourth of each time based restricted stock unit award vested in February 2018.

Employment Agreement

We have no employment agreements with any of our named executive officers.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted stock units that were not vested for the named executive officers as of December 31, 2017. Mr. Molly held no outstanding equity awards as of December 31, 2017 and is therefore excluded from the table.

		Option Awards						Stock Awards
Name	Grant Date	Title of Underlying Security(1)	Number of securities underlying unexercised options exercisable (#)(2)	Number of securities underlying unexercised options unexercisable (#)(2)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)(3)	Option exercise price ($)	Option expiration date	Title of Underlying Security(1)	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(5)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Kevin Plank	2/11/2014							Class A	24,842	358,470
	2/11/2014							Class C	25,018	333,240
	2/17/2015	Class A	36,874	73,747	0	36.71	2/14/2025
	2/17/2015	Class C	37,135	74,269	0	35.94	2/14/2025
	2/9/2016	Class A	0	0	66,823	36.43	2/6/2026
	2/9/2016	Class C	0	0	67,297	35.67	2/6/2026
	2/10/2017	Class C	0	244,799	61,200	19.04	2/8/2027
David Bergman	2/11/2014							Class A	1,552	22,395
	2/11/2014							Class C	1,563	20,819
	2/17/2015							Class A	2,744	39,596
	2/17/2015							Class C	2,764	36,816
	2/9/2016							Class A			3,318	47,873
	2/9/2016							Class C			3,341	44,499
	8/2/2016							Class C	17,447	232,394
	2/10/2017							Class C	19,696	262,351	4,924	65,588
	2/14/2017							Class C	61,824	823,496
Paul Fipps	2/11/2014							Class A	2,794	40,317
	2/11/2014							Class C	2,813	37,469
	2/17/2015							Class A	4,389	63,333
	2/17/2015							Class C	4,420	58,874
	2/9/2016							Class A			6,911	99,729
	2/9/2016							Class C			6,960	92,707
	8/2/2016							Class C	34,894	464,788
	2/10/2017							Class C	52,522	699,593	13,131	174,898
	2/14/2017							Class C	61,824	823,496
Patrik Frisk	7/10/2017							Class C	522,740	6,962,897	65,343	942,899
Karl-Heinz Maurath(7)	2/11/2014							Class A	6,210	89,610
	2/11/2014							Class C	6,254	83,303
	2/17/2015							Class A	7,316	105,570
	2/17/2015							Class C	7,368	98,142
	2/9/2016							Class A			13,822	199,451
	2/9/2016							Class C			13,920	185,414
	2/10/2017							Class C	52,522	699,593	13,131	174,898
	2/14/2017							Class C	61,824	823,496

(1)	Equity awards granted prior to April 2016 were for shares of our Class A stock. In April 2016, in connection with our recapitalization we paid a dividend to shareholders of record of one share of our Class C Stock for each share of Class A Stock and Class B Stock outstanding (the “Class C Dividend”) and any equity awards granted thereafter were for shares of our Class C Stock. In accordance with the terms of the 2005 Plan, awards outstanding under the 2005 Plan for shares of our Class A Stock in April 2016 were adjusted on a one-for-one basis to provide for the issuance of an equal number of our Class C Stock. Following this adjustment, in June 2016 we paid a dividend to holders of our Class C Stock in the form of additional shares of Class C Stock (the “Adjustment Payment Dividend”). Pursuant to the 2005 Plan, awards outstanding under the 2005 Plan for shares of our Class C Stock were adjusted in accordance with the distribution ratio for the dividend. Accordingly the equity awards granted in 2014, 2015 and 2016 in the table above, which were originally granted for shares of Class A Stock, reflect these adjustments.

(2)	Awards in this column include both time based stock options and performance based stock options for which the performance conditions have been satisfied. The performance based stock option awards granted in 2015 were earned at the target level based on our company achieving a certain combined adjusted operating income for 2015 and 2016 and, subject to continued employment, the options become exercisable in two remaining installments in February 2018 and February 2019. All of the options become exercisable sooner upon death or disability or, in certain circumstances, following a change in control of Under Armour. The time based stock option award granted in 2017 and included in this column becomes exercisable in four equal annual installments beginning in February 2018.
(3)	Awards in this column include performance based stock options for which the performance conditions were not yet satisfied as of December 31, 2017. See Note (3) to the “2017 Summary Compensation Table” above for the performance based vesting terms of these options granted in 2016 and 2017. The number of options shown in this column as being granted on February 9, 2016 and February 10, 2017 reflect the threshold number of options that could vest under these performance based awards. However, in February 2018 our Compensation Committee certified that the February 9, 2016 awards included in this column have been forfeited in full. We have also determined that vesting of any portion of the February 10, 2017 awards included in this column is not probable. See “—Equity Awards—Forfeiture of 2016 Performance Based Equity Awards” and “—Equity Awards—Annual Performance Based and Time Based Equity Awards for 2017”.
(4)	Awards in this column include both time based restricted stock units and performance based restricted stock units for which the performance conditions have been satisfied. Set forth below is a schedule of the vesting related to each grant date for the restricted stock units identified in this column. Vesting is subject to continued employment. All of the restricted stock units in this column vest sooner upon death or disability or, in certain circumstances, following a change in control of Under Armour.

Grant Date	Vesting Schedule
2/11/2014	Performance based restricted stock units were earned at the stretch level. These shares vested in February 2018.
2/17/2015	Performance based restricted stock units were earned at the target level. The award vests in two remaining equal annual installments in February 2018 and February 2019.
8/2/2016	These time based restricted stock units vest in four remaining equal annual installments beginning in August 2018.
7/10/2017	These time based restricted stock units vest in five equal annual installments beginning in August 2018.
2/10/2017	These time based restricted stock units vest in four equal annual installments beginning in February 2018.
2/14/2017	These time based restricted stock units vest in four equal annual installments beginning in February 2018.

(5)	Based on the closing prices our Class A Stock and Class C Stock on December 31, 2017, which were $14.43 and $13.32, respectively.
(6)	Awards in this column include performance based restricted stock units for which the performance conditions have not yet been satisfied. See Note (3) to the “2017 Summary Compensation Table” above for the performance based vesting terms of these restricted stock units granted in 2016 and 2017. The number of restricted stock units shown in this column as being granted on February 9, 2016 and February 10, 2017 reflect the threshold number of shares that could vest under these performance based awards. However, in February 2018 our Compensation Committee certified that the February 9, 2016 awards included in this column have been forfeited in full. We have also determined that vesting of any portion of the February 10, 2017 awards included in this column is not probable. See “—Equity Awards—Forfeiture of 2016 Performance Based Equity Awards” and “—Equity Awards—Annual Performance Based and Time Based Equity Awards for 2017”.

(7)	Mr. Maurath will be retiring from our company effective March 31, 2018. All awards not otherwise vested prior to his retirement date will be forfeited.

Option Exercises and Stock Vested in 2017

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin Plank	0	0	103,734	2,165,076
David Bergman	0	0	18,315	365,853
Paul Fipps	0	0	24,979	488,533
Patrik Frisk	0	0	0	0
Karl Heinz Maurath	0	0	46,741	975,551
Lawrence Molloy	0	0	27,742	579,015

(1)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensaton for 2017

This table below sets forth information concering our deferred compensation plan for each named executive officer during 2017.

Name	Executive Contributions in 2017 ($)	Registrant Contributions in 2017 ($)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregrate Balance at 12/31/2017 ($)
Kevin Plank	0	0	285,975	0	1,827,539
David Bergman	0	0	0	0	0
Paul Fipps	0	0	9,607	0	71,715
Patrick Frisk	0	0	0	0	0
Karl-Heinz Maurath	0	0	0	0	0
Lawrence Molloy	0	0	0	0	0

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 5% to 75% of their annual base salary and 5% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2017 incentive award that might be payable in early 2017, employees must have made an election by June 30, 2017. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under the plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are calculated assuming the termination of employment or change in control occurred on December 31, 2017. Mr. Molloy left the company in March 2017 and is therefore excluded from the table below. All of our named executive officers, with the exception of Mr. Plank, are subject to a change in control severance agreement.

The definitions of “change in control”, “cause” and “good reason” and descriptions of the payments and benefits appear after the table. The table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2017” above.

Name	Cash Severance ($)	Benefits ($)	Vesting of Equity Awards ($)	Total ($)
Kevin Plank
Change In Control Related
• Without Cause or for Good Reason			691,710	691,710
Non-Change in Control Related
• Death			691,710	691,710
• Disability			691,710	691,710

David Bergman
Change In Control Related
• Without Cause or for Good Reason	1,062,500	23,908	1,884,963	2,971,371
• Any Other Reason	318,750			318,750
Non-Change in Control Related
• Any Reason with Under Armour Enforcing a Non-Compete	255,000			255,000
• Death			1,931,149	1,931,149
• Disability			1,931,149	1,931,149

Paul Fipps
Change In Control Related
• Without Cause or for Good Reason	1,559,374	25,300	3,272,336	4,857,010
• Any Other Reason	454,687			454,687
Non-Change in Control Related
• Any Reason with Under Armour Enforcing a Non-Compete	390,000			390,000
• Death			3,368,554	3,368,554
• Disability			3,368,554	3,368,554

Patrik Frisk
Change In Control Related
• Without Cause or for Good Reason	2,500,000	16,983	10,444,345	12,961,328
• Any Other Reason	500,000			500,000
Non-Change in Control Related
• Without Cause or for Good Reason	2,000,000	33,966		2,033,966
• Any Reason with Under Armour Enforcing a Non-Compete	600,000			600,000
• Death			10,444,345	10,444,345
• Disability			10,444,345	10,444,345

Karl-Heinz Maurath
Change In Control Related
• Without Cause or for Good Reason	1,875,000	58,191	3,369,039	5,302,230
• Any Other Reason	562,500			562,500
Non-Change in Control Related
• Without Cause	1,875,000			1,875,000
• Any Reason with Under Armour Enforcing a Non-Compete	450,000			450,000
• Death			3,561,472	3,561,472
• Disability			3,561,472	3,561,472

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•	any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•	the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements and for the equity awards, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•	any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements and for the equity awards, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the change in control severance agreement; or

•	a material breach by us of any of the terms of the change in control severance agreement.

Benefits and Payments

Upon a Change in Control

All restricted stock units and stock options require a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and a termination of the award holder’s employment without Cause or resignation by the executive for Good Reason in connection with that change of control for the vesting of unvested equity awards to accelerate. For any performance based restricted stock unit or performance based stock option awards for which the performance period is not complete, the number of shares or options at the target level of performance would be accelerated.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•	accrued but unpaid salary and vacation pay (no amounts assumed based on termination date of December 31, 2017);

•	a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment (assumed in this case to be target bonus);

•	a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment; and

•	for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•	accrued but unpaid salary and vacation pay (no amounts assumed based on termination date of December 31, 2017); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the target bonus).

Termination of employment without cause or for good reason

In the event the company terminates Mr. Frisk’s employment without cause or if he resigns for good reason, he is entitled to receive an amount equal to 24-months of his annual base salary, plus the continuation of medical benefits during the severance period.

Termination of employment without Cause

In the event the company terminates Mr. Maurath’s employment without cause he would receive his salary for one year and a pro-rata bonus for the year he was terminated calculated at maximum bonus opportunity (assumed in this case to be 200% of his target bonus opportunity).

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.

Disability

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s disability. For performance based restricted stock units and stock options (those still subject to performance conditions), the target number of shares are earned and immediately vest on date of termination.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $10,000 monthly). If executives had become disabled, they would have received monthly supplemental disability insurance payments of $20,000 until age 65. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us.

Death

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s death. For performance based restricted stock units and stock options (those still subject to performance conditions), the target number of shares are earned and immediately vest on date of termination.

CEO Pay Ratio

Pursuant to SEC disclosure requirements, we are presenting the ratio of the annual total compensation for fiscal year 2017 of Mr. Plank, our Chief Executive Officer, to that of the median of the annual total compensation for all of our employees.

For calculating the ratio, we determined the following:

•	Part-Time U.S. Retail Employee: The total annual compensation for our estimated median employee, who worked on average less than 20 hours per week in one of our retail stores located in the United States, was $10,686.

•	Chief Executive Officer of Under Armour: The total annual compensation for Mr. Plank was $4,034,341.

Based on this information, for 2017 the ratio of the total annual compensation for Mr. Plank to our estimated median employee was approximately 378 to 1. We believe this ratio represents a reasonable estimate calculated in a manner consistent with the SEC’s disclosure requirements under Item 402(u) of Regulation S-K, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Please note that due to the flexibility permitted by these rules in calculating this ratio, our ratio may not be comparable to CEO pay ratios presented by other companies.

We identified our median employee by examining the total cash compensation paid during our 2017 fiscal year to employees who were employed by us on October 1, 2017 (excluding Mr. Plank). This included our full-time, part-time and seasonal employees, subject to certain exceptions for employees in foreign jurisdictions as described below. We believe that total cash compensation reasonably reflects the annual compensation of our employee population, given the limited number of our employees that receive other forms of compensation (such as equity awards). We examined our internal payroll and similar records in order to determine total cash compensation paid to our employees included in our calculations. For employees in foreign jurisdictions, we converted amounts paid in foreign currencies to U.S. dollars using the exchange rates we utilized in connection with the preparation of our 2017 annual financial statements.

As of October 1, 2017, we had approximately 14,106 employees globally, with approximately 11,350 employees located in the United States and approximately 2,756 located outside the United States. The majority of our employees are comprised of retail salespersons and distribution facility employees. For purposes of determining our median employee, we excluded employees located in certain foreign jurisdictions, as permitted by the SEC’s disclosure rules. The excluded jurisdictions included the countries identified below, which represented approximately 4% of our total employee population:

Excluded Jurisdiction	Approximate Number of Employees
South Korea	102
United Kingdom	96
Germany	91
Chile	65
Spain	35
Austria	32
Denmark	30
France	16
Ireland	16
Indonesia	14
Taiwan, Republic of China	10
Argentina	4
Russia	4
Belgium	2

Total Excluded Employees	517

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(PROPOSAL 2)

We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.

At our 2017 Annual Meeting of Stockholders, more than 97% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The Compensation Committee believes the results of the 2017 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

At our 2017 Annual Meeting of Stockholders, stockholders also voted on the frequency of future “say on pay” votes, which is a vote that must be held at least every six years. We recommended the votes occur “every year” and stockholders agreed with our recommendation. Based on the 2017 voting results on the frequency of “say on pay” votes, and consistent with the Board of Directors’ recommendation, we have adopted a policy to hold the “say on pay” vote every year, and therefore we are holding the “say on pay” vote again this year.

While this advisory vote to approve executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The approval of our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A and Class C Stock. The information is provided as of December 31, 2017:

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Class A	3,240,620	11.09	10,593,082
Equity compensation plans approved by security holders	Class C	11,270,848	13.86	16,724,610
Equity compensation plans not approved by security holders	Class A	2,079,385	4.66	—
Equity compensation plans not approved by security holders	Class C	2,394,352	4.59	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 1,863,516 Class A and 9,570,325 Class C restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance as of December 31, 2017 includes 7,897,753 shares of our Class A Stock and 15,547,262 shares of our Class C Stock under the 2005 Plan and 2,695,329 shares of our Class A Stock and 1,177,348 shares of our Class C Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Plan authorizes the issuance of restricted and unrestricted shares of our Class A and Class C Stock and other equity awards. Refer to Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2017 (our “2017 10-K”).

The number of securities issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans not approved by security holders includes 1,920,000 Class A and 1,933,628 Class C fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights, and 159,385 shares of our Class A Stock and 460,274 shares of our Class C Stock to be issued in connection with the delivery of shares pursuant to deferred stock units granted to certain of our marketing partners. These deferred stock units are not included in the weighted average exercise price calculation above. See Note 12 to the Consolidated Financial Statements included in our 2017 10-K for a further discussion of the warrants. The deferred stock units are issued to certain of our marketing partners in connection with their entering into endorsement and other marketing services agreements with us. The terms of each agreement set forth the number of deferred stock units to be granted and the delivery dates for the shares, which range from a 1 to 10 year period, depending on the contract. The deferred stock units are non-forfeitable.

TRANSACTIONS WITH RELATED PERSONS

Kevin Plank, our Chairman and CEO, has personally invested in certain commercial revitalization efforts in Baltimore, Maryland, where our corporate headquarters is located. As a result, from time to time we have entered into related party transactions with him that were in the company’s interest.

Under Armour Corporate Offices

In 2015 we entered into a lease with an entity controlled by Mr. Plank to lease industrial space located near our corporate headquarters in Baltimore, which we use as an innovation and manufacturing testing facility and for other business purposes. Given the location’s proximity to our headquarters in Baltimore City, the use of this space provided a unique opportunity for us to build a state-of-the-art facility able to accommodate our innovation needs. The lease covers 68,000 square feet and has a five year term, with payments that began in April 2016. The annual lease rate was initially approximately $0.5 million, with the annual lease rate escalating 2.5% each year. For 2017, our total lease payments remained approximately $0.5 million. Following an independent market rent appraisal, we determined that the lease payments were below fair market lease rates. We also determined that the location of the property as well as other favorable terms of the lease, such as renewal options and flexibility regarding the design of the space, provide us with overall terms that were both fair and reasonable to us and provided flexibility otherwise unavailable at alternative locations.

Aircraft

A company owned by Mr. Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when it is used by Mr. Plank or other persons for our business purposes. We pay a fixed monthly lease payment of $166,667 under the terms of the lease agreement. In addition, a company owned by Mr. Plank owns a helicopter aircraft. In June 2016 we entered into a lease agreement with the company to lease the helicopter when it is used by Mr. Plank or other persons for our business purposes, which includes an hourly lease rate of $6,500 under the terms of the lease agreement. Beginning in June 2017, Mr. Plank waived any future lease payments for the remainder of 2017. Our total lease amounts for 2017 with respect to these aircrafts were approximately $2.2 million.

With respect to each of these aircraft, we determined that the lease payment rates are at or below the fair market value lease rate for these aircraft based on third party appraisals. The Audit Committee determined these lease terms were reasonable and that we would benefit by the use of each of the aircraft for company business.

Hotel

In March 2017, entities controlled by Mr. Plank and his brother Scott Plank opened a hotel located in Baltimore, Maryland. The hotel is operated by a third party management company, and Mr. Plank and his brother are entitled to receive a certain amount of any profits generated by the hotel. We utilize this hotel from time to time for Under Armour business purposes. We have negotiated corporate rate discounts for ordinary business use of the hotel with the management company, consistent with rates otherwise available for comparable hotels in the area. Our total payments to the hotel in 2017 were approximately $0.4 million.

The Audit Committee approved the terms of each of the foregoing transactions in accordance with our policy on transactions with related persons.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•	whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2018. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2017 and 2016 for services rendered to Under Armour were as follows:

	2017	2016
Audit Fees	$3,236,797	$2,180,806
Audit-Related Fees	78,900	0
Tax Fees	480,855	249,500
All Other Fees	4,140	4,140

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2017, audit-related fees consisted of assistance with preparations for compliance with updated revenue recognition standards.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2016 and 2017, tax fees primarily included assistance with tax credit reviews and consulting services in connection with our corporate structure. In addition, for 2016 tax fees also included assistance with value-added tax consulting.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2017 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2017 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Karen W. Katz

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2018. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2017 and 2016, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2017, except for the filings identified below.

The initial statements of beneficial ownership of securities on Forms 3 for John Stanton, our General Counsel and Secretary, inadvertently omitted 6,086 shares of our Class A common stock and 6,129 shares of our Class C common stock held directly by Mr. Stanton. This omission was promptly corrected with amended Forms 3 filings after it was discovered on April 19, 2017.

One statement of changes in beneficial ownership of securities on Form 4 for Kevin Plank, our Chairman and Chief Executive Officer, inadvertently omitted shares received by Mr. Plank in June 2016 pursuant to a dividend and excluded shares indirectly held by Mr. Plank. This omission was promptly reported with an amended Form 4 filing after it was discovered on March 22, 2017. Mr. Plank also holds more than 10% of our equity securities.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our Proxy Statement pursuant to SEC rule 14a-8 for our 2019 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 28, 2018.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2019 Annual Meeting of Stockholders, but which will not be included in the Proxy Statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2019 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 30, 2018 and no later than December 29, 2018. However, if we delay or advance mailing notice of the 2019 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2018 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2019 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2019 Annual Meeting, if that date is later).

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 2601 Port Covington Drive Baltimore, Maryland 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees

01	Kevin A. Plank 02 George W. Bodenheimer 03 Douglas E. Coltharp 04 Jerri L. DeVard 05 Karen W. Katz
06	A.B. Krongard 07 William R. McDermott 08 Eric T. Olson 09 Harvey L. Sanders

The Board of Directors recommends you vote FOR proposals 2. and 3.:								For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.							☐	☐	☐

3.	Ratification of appointment of independent registered public accounting firm.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is available at www.proxyvote.com

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

May 9, 2018 10:00 AM

This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 9, 2018, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 2601 Port Covington Drive Baltimore, Maryland 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees

01	Kevin A. Plank 02 George W. Bodenheimer 03 Douglas E. Coltharp 04 Jerri L. DeVard 05 Karen W. Katz
06	A.B. Krongard 07 William R. McDermott 08 Eric T. Olson 09 Harvey L. Sanders

The Board of Directors recommends you vote FOR proposals 2. and 3.:								For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.							☐	☐	☐

3.	Ratification of appointment of independent registered public accounting firm.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is available at www.proxyvote.com

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —  — — —

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

May 9, 2018 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 9, 2018, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side